[LEBOEUF, LAMB, GREENE & MACRAE LLP letter head]

                                                         July 1, 2005

Scottish Re Group Limited
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM12
Bermuda

Ladies and Gentlemen:

         We hereby consent to the filing with the Securities and Exchange
Commission of this consent as an exhibit to this Current Report on Form 8-K and to the use of our name in the Final Prospectus under the captions "Certain Tax
Considerations - Taxation of Scottish Re and its Subsidiaries - United States"
and "Certain Tax Considerations - Taxation of Scottish Re and its Subsidiaries -
United Kingdom." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities
Act.

                                          Very truly yours,

                                          /s/ LeBoeuf, Lamb, Greene & MacRae LLP